Exhibit 5.1

August 6, 2004

Radiologix, Inc.
3600 JP Morgan Chase Tower
2200 Ross Avenue
Dallas, Texas 75201-2776

Ladies and Gentlemen:

I am General Counsel to Radiologix, Inc., a Delaware corporation (the “Company”). I am providing this opinion in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,205,833 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company that may be issued pursuant to the 2004 Long-Term Incentive Compensation Plan (the “Plan”) and may be issued upon the exercise of currently outstanding options granted to three individuals outside of the Plan. The law covered by the opinions expressed here is limited to the federal law of the United States and the General Corporation Law of the State of Delaware.

I have examined (i) the Restated Certificate of Incorporation, as amended and the Restated Bylaws, as amended of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to adoption of the Plan and award grants under the Plan; and (iii) such other documents as I have deemed necessary to express the opinion contained here.

Based upon the foregoing, I am of the opinion that the 3,205,833 shares of Common Stock covered by the Registration Statement that may be issued from time to time in accordance with the terms of the Plan or pursuant to certain options granted outside the Plan have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and/or any related option or other applicable agreements, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael L. Silhol

Michael L. Silhol, General Counsel